                                                                      EXHIBIT 13





                          CAPITAL BANK & TRUST COMPANY

                         ANNUAL REPORT TO STOCKHOLDERS

                  [Letterhead of Capital Bank & Trust Company]


                                 March 27, 2001


Dear Shareholders:

The year 2000 has been a very exciting year for all of us at Capital Bank & Trust Company. We opened a new banking facility in Goodlettsville in June and a new office in Hendersonville in October. We also began construction in Hermitage for our sixth location.

We exceeded our budgeted income and had net income of $1,087,000 despite the added costs of seven months in Goodlettsville and three months in Hendersonville. This net income reflected a 4.7% increase over 1999. Our assets had a net growth of 22.5% as well growing from $136,313,000 to $166,942,000.

Our loans and deposits increased with net loans going from $102,912,000 to $114,703,000 or an increase of 11.5% during 2000. This increase is remarkable considering all of the construction loans that we sold upon completion in the secondary market. Deposits, meanwhile had a 42.7% increase over the previous year growing from $100,978,000 to $144,093,000.

Our two new locations have proven to be excellent markets for us ending the year at $11,319,000 in deposits and $16,608,000 in loans in Goodlettsville and $5,857,000 in deposits and $7,971,000 in loans in Hendersonville. Our senior vice presidents, Bill Seals and Steve Gregory have done an outstanding job!

Additionally, CB&T has introduced Internet banking, telephone banking, debit cards, and bill payment services through automation. All of these services are designed to enhance shareholder value and promote easier access for your financial needs.

In addition to these new products and excellent examples of your CB&T team working hard for your investment, we took the necessary step of retiring the stock of our former chairman. 2000 was also the year that investors watched helplessly as their valued investments continued to erode as the economy softened. Unfortunately, banks, including CB&T, saw their stock prices suffer primarily because of high interest rates. The most recent trades of our stock are hovering at $15/share.

With the lowering of interest rates, two things should occur. One is that stock prices should surge forward and secondly, interest margins on banks will continue to shrink.

We are extremely excited about our future. We have a five-year strategic plan outlining our expected return on equity and assets as well as earnings and other key ratios.

Capital Bank & Trust Company is positioned to take advantage of all the opportunities ahead of us. Our goals are set and we know that you will be delighted with the results.

Best regards,

/s/ R. Rick Hart

R. Rick Hart
Chairman, President and CEO

RRH/ct

        CAPITAL BANK & TRUST COMPANY SELECTED CONSOLIDATED FINANCIAL DATA

                                                                      IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                                    AS OF DECEMBER 31,
                                                         ----------------------------------------------------------------------
                                                            2000           1999           1998           1997           1996
                                                         ----------     ----------     ----------     ----------     ----------
CONSOLIDATED
BALANCE SHEETS:
Total assets end of year                                 $  166,942        136,313        113,687         81,616         62,450
Loans, net                                               $  114,703        102,912         73,691         54,096         36,709
Securities                                               $   25,990         24,926         18,146         18,301         16,681
Deposits                                                 $  144,093        100,978         90,705         66,392         53,952
Stockholders' equity                                     $   15,282         19,062         14,216         13,294          7,961


                                                                                  Years Ended December 31
CONSOLIDATED STATEMENT                                   ----------------------------------------------------------------------
OF EARNINGS:                                                2000           1999           1998           1997           1996
                                                         ----------     ----------     ----------     ----------     ----------
Interest income                                          $   13,338         10,084          7,945          5,989          4,133
Interest expense                                              6,997          4,520          3,687          2,761          1,885
                                                         ----------     ----------     ----------     ----------     ----------
       Net interest income                                    6,341          5,564          4,258          3,228          2,248

Provision for possible loan losses                              792            450            280            180            180
                                                         ----------     ----------     ----------     ----------     ----------
Net interest income after provision for possible
   loan losses                                                5,549          5,114          3,978          3,048          2,068
Non-interest income                                             812            762            659            357            316
Non-interest expense                                          5,095          4,201          3,101          2,380          1,852
                                                         ----------     ----------     ----------     ----------     ----------

Earnings before income taxes                                  1,266          1,675          1,536          1,025            532

Income taxes                                                    179            637            598            189             --
                                                         ----------     ----------     ----------     ----------     ----------

Net earnings                                             $    1,087          1,038            938            836            532
                                                         ==========     ==========     ==========     ==========     ==========

Comprehensive earnings                                   $    1,520            384            914            891            412
                                                         ==========     ==========     ==========     ==========     ==========

Cash dividends declared                                  $       --             --             --             --             --
                                                         ==========     ==========     ==========     ==========     ==========

PER SHARE DATA:
Basic earnings per common share                          $     0.68           0.64           0.69           0.70           0.58
Diluted earnings per common share                        $     0.65           0.59           0.56           0.59           0.50
Cash dividends                                           $       --             --             --             --             --
Book value                                               $     9.79          10.53          10.42           9.75           8.66

RATIOS:
Return on average stockholders' equity                         7.26%          6.06%          6.81%          7.62%          6.94%
Return on average assets                                       0.72%          0.86%          1.00%          1.18%          1.07%
Capital to assets                                              9.15%         13.98%         12.50%         16.29%         12.75%
Dividends declared per share as percentage of
   basic earnings per share                                       -%             -%             -%             -%             -%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The purpose of this discussion is to provide insight into the financial condition and results of operations of the Bank and its subsidiaries. This discussion should be read in conjunction with the consolidated financial statements.

FORWARD-LOOKING STATEMENTS

         Management's discussion of the Bank, and management's analysis of the Bank's operations and prospects, and other matters, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of federal and state securities laws. Although the Bank believes that the assumptions underlying such forward-looking statements contained in this Report are reasonable, any of the assumptions could be inaccurate and, accordingly, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The use of such words as expect, anticipate, forecast, and comparable terms should be understood by the reader to indicate that the statement is "forward-looking" and thus subject to change in a manner that can be unpredictable. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this Report, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, changes in interest rates, unforeseen changes in liquidity, results of operations and financial condition affecting the Bank's customers, as well as other risks that cannot be accurately quantified or completely identified. Many factors affecting the Bank's financial condition and profitability, including changes in economic conditions, the volatility of interest rates, political events and competition from other providers of financial services simply cannot be predicted. Because these factors are unpredictable and beyond the Bank's control, earnings may fluctuate from period to period. The purpose of this type of information is to provide readers with information relevant to understanding and assessing the financial condition and results of operations of the Bank, and not to predict the future or to guarantee results. The Bank is unable to predict the types of circumstances, conditions, and factors that can cause anticipated results to change. The Bank undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances, or results.

GENERAL

         Capital Bank & Trust Company ("Bank") is a state chartered bank which began operations on May 25, 1994. Capital Bank & Trust Company is a community bank headquartered in Nashville, Tennessee serving Davidson, Sumner and Wilson Counties, Tennessee and surrounding counties as its primary market area. During the year ended December 31, 2000 the Bank opened two new branches in Sumner County, Tennessee at a land and building cost of $2,806,000. Construction of a new branch in Western Wilson County has begun and is expected to open in the fall of 2001 at an approximate cost of $1,350,000. The Bank serves as a financial intermediary whereby its profitability is determined to a large degree by the interest spread it achieves and the successful measurement of risks. The Bank's management believes that its market area offers an environment for continued growth and the Bank's target market is local consumers, professionals and small businesses. The Bank offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposits, and loans for consumer, commercial and real estate purposes. Deposit instruments in the form of demand deposits, money market savings and certificates of deposits are offered to customers to establish the Bank's core deposit base.

         Management believes there is an opportunity to increase the loan portfolio. The Bank has targeted commercial business lending, commercial and residential real estate lending, and consumer lending as areas of focus. It is the Bank's intention to limit the size of its loan portfolio to approximately 80% of deposit balances; however, the quality of lending opportunities as well as the

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



desired loan to deposit ratio will determine the size of the loan portfolio. At December 31, 2000 and 1999 the ratio was 80.9% and 103.2%, respectively. As a practice, the Bank generates substantially all of its own loans but occasionally buys participations from other institutions. The Bank attempts, to the extent practical, to maintain a loan portfolio which is capable of adjustment to swings in interest rates. The Bank's policy is to have a diverse loan portfolio not dependent on any particular market or industrial segment.

CAPITAL RESOURCES, CAPITAL AND DIVIDENDS

         The Bank's principal regulators have established required minimum capital levels for the Bank. Under these regulations, banks must maintain certain capital levels as a percentage of average total assets (leverage capital ratio) and as a percentage of total risk-based assets (risk-based capital ratio). Under the risk-based requirements, various categories of assets and commitments are assigned a percentage related to credit risk ranging from 0% for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate loans and certain off-balance sheet commitments. Total capital is characterized as either Tier 1 capital - common stockholders' equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred - or total risk-based capital which includes the allowance for loan losses up to 1.25% of risk weighted assets, perpetual preferred stock, subordinated debt and various other hybrid capital instruments, subject to various limits. Goodwill is not includable in Tier 1 or total risk-based capital. Net unrealized gains and losses on available-for-sale securities are excluded for the regulatory capital ratios The Bank must maintain a Tier 1 capital to risk-based assets of at least 4.0%, a total risk-based capital to risk-based assets ratio of at least 8.0% and a leverage capital ratio defined as Tier 1 capital to adjusted total average assets for the most recent quarter of at least 4%. The same ratios are also required in order for a bank to be considered "adequately capitalized" under the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions "prompt corrective action" regulations, which impose certain operating restrictions on institutions which are not adequately capitalized. The Bank has a Tier 1 risk based ratio of 12.4%, a total risk-based capital ratio of 13.7% and a leverage capital ratio of 9.4%, and was therefore within the "well capitalized" category under the regulations. The comparable ratios at December 31, 1999 were 13.7%, 18.9% and 14.9%, respectively.

         During 2000, the Bank acquired 250,000 shares of common stock at a price of $18.00 per share from its then largest shareholder. In addition, the shareholder exercised all of his options for 112,500 shares at a total exercise price of $1,225,000. The Bank then acquired these shares at $18.00 per share. The net effect of these transactions was to reduce the total capital of the Bank by $5,300,000. The Bank's capital was increased during 2000 resulting from net earnings of $1,087,000 and a decrease in the net unrealized loss on available-for-sale securities, net of taxes of $433,000. All this activity resulted in a decline in stockholders equity of $3,780,000 from $19,062,000 at December 31, 1999 to $15,282,000 at December 31, 2000. The decrease in stockholder's equity and an increase in the Bank's assets resulted in the lower capital ratios at December 31, 2000. Management believes that the lower capital and resulting higher leveraged capital position will ultimately result in a higher return on equity for the stockholders while at the same time maintaining sound capital ratios that meet the regulatory requirements.

FINANCIAL CONDITION

         During 2000, total assets increased $30,629,000 or 22.5% from $136,313,000 at December 31, 1999 to $166,942,000 at December 31, 2000. Loans,
net of allowance for possible loan losses, increased from $102,912,000 to $114,703,000 or 11.5% during fiscal year 2000. The net increase in loans for 2000 was due primarily to a 28.9% increase in commercial, financial and agricultural loans, a 9.9% increase in

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



installment loans and a 34.3% decrease in real estate - construction loans.

         Securities increased 4.3% from $24,926,000 at December 31, 1999 to $25,990,000 at December 31, 2000. The carrying value of securities of U.S. Treasury and other U.S. Government obligations increased $1,529,000, obligations of state and political subdivisions increased $45,000, corporate and other securities increased $193,000 and there was a decrease in mortgage backed securities of $703,000. At December 31, 2000 the market value of the Bank's securities portfolio was less than its amortized cost by $294,000 (1.1%). At December 31, 1999 the market value of the Bank's securities portfolio was less than its amortized cost by $991,000 (3.8%). The weighted average yield (stated on a tax-equivalent basis, assuming a Federal income tax rate of 34%) of the securities at December 31, 2000 was 6.5%.

         The Bank applies the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:

         - Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

         - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and

         - Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.


                  The Bank's classification of securities as of December 31, 2000 is as follows:

                                                                AVAILABLE-FOR-SALE
                                                              ----------------------
                                                                           ESTIMATED
                                                              AMORTIZED      MARKET
                                                                COST         VALUE
                                                              ---------    ---------
                                                                  (In Thousands)
U.S. Treasury and
   other U.S. government
   agencies and corporations                                  $  21,031       20,780
Obligations of states and
   political subdivisions                                         1,103        1,113
Mortgage-backed securities                                        3,112        3,059
Corporate and other securities                                    1,038        1,038
                                                              ---------    ---------
                                                              $  26,284       25,990
                                                              =========    =========


         During the year ended December 31, 1998, the net increase in capital included $24,000 which represents the unrealized loss in securities available-for-sale of $39,000 net of applicable taxes of $15,000. During the year ended December 31, 1999, the net increase in capital

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



included $654,000 which represents the unrealized loss on securities available-for-sale of $1,054,000 net of applicable taxes of $400,000. During the year ended December 31, 2000 the net increase in capital included $433,000 which represents the unrealized appreciation in securities available-for-sale of $697,000 net of applicable taxes of $264,000.

         The increase in assets in 2000 was funded primarily by increases in deposits. Total deposits increased from $100,978,000 at December 31, 1999 to $144,093,000 at December 31, 2000 representing an increase of 42.7%. Money market accounts increased 122.8% from $30,103,000 at December 31, 1999 to $67,056,000 at December 31, 2000. Additionally, an increase in negotiable order of withdrawal accounts of $6,843,000 or 158.3% contributed to the increases in deposits for 2000. Securities sold under repurchase agreements decreased $638,000 during 2000 and advances from Federal Home Loan Bank decreased $8,275,000 in 2000.

         The Bank's allowance for loan losses at December 31, 2000 was $1,886,000 as compared to $1,330,000 at December 31, 1999. Non-performing loans amounted to $1,579,000 at December 31, 2000 compared to $910,000 at December 31, 1999. Non-performing loans are loans which have been placed on non-accrual status, loans 90 days past due plus renegotiated loans. Net charge-off's totaled $236,000 for 2000 and $146,000 for 1999. The provision for possible loan losses was $792,000 in 2000, $450,000 in 1999 and $280,000 in 1998. The net
charge-off's in 2000, 1999 and 1998 are considered by management to be reasonable.

         The allowance for possible loan losses, amounting to $1,886,000 at December 31, 2000, represents 1.6% of total loans outstanding. At December 31, 1999, the allowance for possible loan losses represented 1.28% of total loans outstanding. Management has in place a system to identify and monitor problem loans. Management believes the allowance for possible loan losses at December 31, 2000 to be adequate.

LIQUIDITY

         Liquidity represents the ability to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. A Bank has liquidity potential when it has the ability to obtain sufficient funds in a timely manner at a reasonable cost. The availability of funds through deposits, the purchase and sales of securities in the investment portfolio, the use of funds for consumer and commercial loans and the access to debt markets affect the liquidity of the Bank. The Bank's loan to deposit ratio was approximately 80.9% and 103.2% at December 31, 2000 and December 31, 1999, respectively.

         The Bank's investment portfolio, as represented above, consists of earning assets that provide interest income.

         Funds management decisions must reflect management's intent to maintain profitability in both the immediate and long-term earnings. The Bank's rate sensitivity position has an important impact on earnings. Senior management of the Bank meets monthly to analyze the rate sensitivity position of the Bank. These meetings focus on the spread between the bank's cost of funds and interest yields generated primarily through loans and investments.

         Capital Bank & Trust Company presently maintains a liability sensitive position over the 2000 year or a negative gap. Liability sensitivity means that more of the Bank's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. For example, the six month gap is a picture of the possible repricing over a six month period. The following table shows the rate sensitivity gaps for different time periods as of December 31, 2000:

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     INTEREST-RATE SENSITIVITY                                                                   ONE YEAR
               GAPS:                                     1-90         91-180      181-365          AND
           (IN THOUSANDS)                                DAYS          DAYS         DAYS          LONGER         TOTAL
   -------------------------------                  ---------------------------------------------------------------------
   Interest-earning assets                          $    69,230         1,481          5,278        79,266        155,255
   Interest-bearing liabilities                         102,761         6,280          6,732        24,330        140,103
                                                    -----------     ---------     ----------    ----------     ----------

   Interest sensitivity gap                         $   (33,531)       (4,799)        (1,454)       54,936         15,152
                                                    ===========     =========     ==========    ==========     ==========

   Cumulative gap                                   $   (33,531)      (38,330)       (39,784)       15,152
                                                    ===========     =========     ==========    ==========

   Interest rate sensitivity gap
     as a % of total assets                              (20.09)%       (2.87)%        (0.87)%       32.91%
                                                    ===========     =========     ==========    ==========

   Cumulative gap as a % of
     total assets                                        (20.09)%      (22.96)%       (23.83)%        9.08%
                                                    ===========     =========     ==========    ==========

         Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal, money market demand, demand deposit and regular savings accounts. Management does not anticipate that there will be significant withdrawals from these accounts in the future.

         It is anticipated that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the foreseeable future. At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Bank's liquidity changing in any material way.

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2000 were $1,087,000, an increase of $49,000 or 4.7% from fiscal year 1999. Net earnings for 1999 totaled $1,038,000 which was an increase of $100,000 or 10.7% from $938,000 for 1998.
Basic earnings per common share was $.68 in 2000, $.64 in 1999 and $.69 in 1998. Diluted earnings per common share were $.65, $.59 and $.56 in 2000, 1999 and 1998, respectively. Average earning assets increased $28,637,000 for the year ended December 31, 2000 as compared to the year ended December 31, 1999. Average earning assets increased $24,710,000 for the year ended December 31, 1999 as compared to the year ended December 31, 1998. Additionally, the net interest spread decreased from 4.36% in 1999 to 4.15% in 2000. The net interest spread was 4.17% in 1998. Net interest spread is defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds, as calculated on a fully taxable equivalent basis. The decrease in the net interest spread is attributable to funding of interest bearing assets by increases in securities sold under repurchase agreements, Federal funds purchased and advances from the Federal Home Loan Bank. These items typically have higher interest rates than are paid on customer deposits.

         Net interest income before provision for possible loan losses for 2000 totaled $6,341,000 as compared to $5,564,000 for 1999 and $4,258,000 for 1998.
The provision for possible loan losses was $792,000 in 2000, $450,000 in 1999 and $280,000 in 1998. Net charge-off's in 2000 were $236,000 as compared to $146,000 in 1999 and

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



$49,000 in 1998. Management does not consider the charge-off's to be a trend.

         Non-interest income increased 6.6% to $812,000 in 2000 from $762,000 in 1999. The increase is primarily the result of increases in service charges on deposit accounts of $94,000 and other fees and commissions of $40,000. Gain on sale of loans decreased $84,000 during 2000. Non-interest income of $762,000 in 1999 was an increase of approximately 15.6% from $659,000 in 1998. The increase in 1999 resulted primarily from increases in service charges on deposits of $67,000 and gain on sale of loans of $35,000.

         Non-interest expense increased 21.3% to $5,095,000 in 2000 from $4,201,000 in 1999. Non-interest expense was $3,101,000 in 1998. Non-interest expense which includes, among other things, salaries and employee benefits, occupancy expenses, furniture and equipment expenses, data processing, Federal deposit insurance and state banking fees, supplies and general operating costs increased commensurate with the continued growth of the Bank. The increase in 2000 was primarily attributable to an increase in salaries and employment benefits of $430,000 (17.6%), an increase in occupancy expenses of $75,000 (16.0%), an increase in furniture and equipment expenses of $66,000 (26.4%) and increases in other operating expenses of $245,000 or 28.4%. The non-interest expense increased approximately 35.5% from 1998 to 1999 and was due primarily to increases in salaries and employees benefits, occupancy expenses, furniture and equipment expenses, and other operating expenses.

         Income tax expense decreased to $179,000 in 2000 from $637,000 in 1999. The decrease resulted primarily from the tax effect of a decrease in earnings before income taxes and a compensation deduction of $800,000 related to stock options exercised pursuant to a nonqualified stock option plan. The combined Federal and state income tax effect of these two items were $155,000 and $304,000, respectively. The income tax expense for 1998 was $598,000.

         Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Bank's liquidity, capital resources or operations.


IMPACT OF INFLATION

         Unlike most industrial companies, the assets and liabilities of financial institutions such as the Bank are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Bank's performance since they impact both interest revenues and interest costs.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         The Bank's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Bank's current operations, the Bank is not presently subject to foreign currency exchange or commodity price risk.


         Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Bank's rate sensitivity position has an important impact on earnings. Senior management of the Bank meets periodically to analyze the rate sensitivity position. Such meetings are intended to focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following table provides information about the Bank's financial instruments that are sensitive to changes in interest rates as of December 31, 2000.

                                                        EXPECTED MATURITY DATE -
      HELD FOR PURPOSES                                  YEAR ENDING DECEMBER 31,
     OTHER THAN TRADING               ------------------------------------------------------------------                  FAIR
       (IN THOUSANDS)                     2001       2002-2003     2004-2005    2006-2010     THEREAFTER       TOTAL      VALUE
---------------------------------     -------------------------------------------------------------------------------------------
EARNING ASSETS:
  Loans, net of unearned interest     $   41,445       33,095        29,693        7,475         4,881        116,589     115,542

    Average interest rate                  10.09%        9.34%         9.39%        9.83%         7.69%          9.58%

  Securities                               1,337        3,446         8,311        7,249         5,647         25,990      25,990
    Average interest rate                   6.37%        6.04%         6.05%        6.64%         6.48%          6.45%

  Loans held for sale                        765           --            --           --            --            765         765
    Average interest rate                   7.40%          --            --           --            --           7.40%

  Interest-bearing deposits in               496           --            --           --            --            496         496
    financial institutions                  6.80%          --            --           --            --           6.80%

INTEREST-BEARING LIABILITIES:

  Interest-bearing time deposits          35,021       19,105           224           --            --         54,350      54,832
    Average interest rate                   6.07%        7.02%         6.46%                        --           6.40%

  Negotiable order of withdrawal          11,167           --            --           --            --         11,167      11,167
    accounts                                2.31%          --            --           --            --           2.31%

  Money market demand accounts            67,056           --            --           --            --         67,056      67,056
    Average interest rate                   5.54%          --            --           --            --           5.54%

  Savings deposits                           985           --            --           --            --            985         985
    Average interest rate                   1.36%          --            --           --            --           1.36%

  Securities sold under repurchase         1,545           --            --           --            --          1,545       1,545
    agreements                              4.35%          --            --           --            --           4.35%

  Advances from Federal                       --           --            --        5,000            --          5,000       4,800
    Home Loan Bank                            --           --            --         5.48%           --           5.48%

                    [MAGGART & ASSOCIATES, P.C. LETTERHEAD]



                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Capital Bank & Trust Company


We have audited the accompanying consolidated balance sheets of Capital Bank & Trust Company and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Bank & Trust Company and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                     /s/  Maggart & Associates, P.C.

February 16, 2001

                          CAPITAL BANK & TRUST COMPANY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                                  (In Thousands)
                                                                            -------------------------
                                                                              2000             1999
                                                                            ---------       ---------
                                      ASSETS

Loans, net of allowance for possible loan losses of $1,886,000
   and $1,330,000, respectively                                             $ 114,703       $ 102,912
Securities available-for-sale, at market (amortized
   cost $26,284,000 and $25,917,000, respectively)                             25,990          24,926
Loans held for sale                                                               765             661
Interest-bearing deposits in financial institutions                               496             433
Federal funds sold                                                             11,415              --
                                                                            ---------       ---------
                  Total earning assets                                        153,369         128,932
                                                                            ---------       ---------

Cash and due from banks                                                         5,300           2,916
Premises and equipment, net                                                     4,562           1,604
Accrued interest receivable                                                     1,124             956
Deferred income taxes                                                             767             825
Other real estate                                                                 493             402
Other assets                                                                    1,327             678
                                                                            ---------       ---------

                  Total assets                                              $ 166,942       $ 136,313
                                                                            =========       =========


                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                    $ 144,093       $ 100,978
Securities sold under repurchase agreements                                     1,545           2,183
Accrued income taxes                                                               --              42
Accrued interest and other liabilities                                          1,022             773
Advances from Federal Home Loan Bank                                            5,000          13,275
                                                                            ---------       ---------
                  Total liabilities                                           151,660         117,251
                                                                            ---------       ---------

Stockholders' equity:
   Preferred stock, no par value, authorized 20,000,000 shares,
     no shares issued                                                              --              --
   Common stock, par value $4 per share, authorized 20,000,000 shares, 1,560,271 and 1,810,271 shares issued and outstanding,
     respectively                                                               6,241           7,241
   Additional paid-in capital                                                   5,879          10,179
   Retained earnings                                                            3,344           2,257
   Net unrealized losses on available-for-sale securities, net of
     income tax benefits of $112,000 and $376,000, respectively                  (182)           (615)
                                                                            ---------       ---------
                  Total stockholders' equity                                   15,282          19,062
                                                                            ---------       ---------

COMMITMENTS AND CONTINGENCIES

                  Total liabilities and stockholders' equity                $ 166,942       $ 136,313
                                                                            =========       =========

See accompanying notes to consolidated financial statements.

                          CAPITAL BANK & TRUST COMPANY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2000

                                                                                        (In Thousands)
                                                                            ------------------------------------
                                                                              2000          1999          1998
                                                                            --------      --------      --------
Interest income:
   Interest and fees on loans                                               $ 11,335      $  8,287      $  6,258
   Interest and dividends on securities:
     Taxable securities                                                        1,589         1,366         1,174
     Exempt from Federal income taxes                                             51            40            21
   Interest on loans held for sale                                                83           140           118
   Interest on Federal funds sold                                                261           178           323
   Interest on interest-bearing deposits in financial institutions                19            73            51
                                                                            --------      --------      --------
                  Total interest income                                       13,338        10,084         7,945
                                                                            --------      --------      --------

Interest expense:
   Interest on savings accounts                                                   11            15            12
   Interest on negotiable order of withdrawal accounts                           139            60            64
   Interest on money market accounts                                           3,094         1,581           774
   Interest on certificates of deposits over $100,000                          1,254           693           673
   Interest on certificates of deposits - other                                1,780         1,632         1,775
   Interest on securities sold under repurchase agreements                        82            34            --
   Interest on Federal funds purchased                                            75            21             1
   Interest on advances from Federal Home Loan Bank                              562           484           388
                                                                            --------      --------      --------
                  Total interest expense                                       6,997         4,520         3,687
                                                                            --------      --------      --------

Net interest income before provision for possible loan losses                  6,341         5,564         4,258
Provision for possible loan losses                                               792           450           280
                                                                            --------      --------      --------
Net interest income after provision for possible loan losses                   5,549         5,114         3,978

Non-interest income:
   Service charges on deposit accounts                                           360           266           199
   Other fees and commissions                                                     71            31            28
   Gain on sales of loans                                                        381           465           430
   Gain on sale of securities                                                     --            --             2
                                                                            --------      --------      --------
                  Total non-interest income                                      812           762           659
                                                                            --------      --------      --------

Non-interest expense:
   Employee salaries and benefits                                              2,872         2,442         1,843
   Occupancy expenses                                                            544           469           321
   Furniture and equipment expenses                                              316           250           199
   FDIC insurance and state banking fees                                          54            32            29
   Data processing expenses                                                      156           146           128
   Loss on sale of other real estate                                              46            --            --
   Other operating expenses                                                    1,107           862           581
                                                                            --------      --------      --------
                  Total non-interest expense                                   5,095         4,201         3,101
                                                                            --------      --------      --------

                  Earnings before income taxes                                 1,266         1,675         1,536

Income taxes                                                                     179           637           598
                                                                            --------      --------      --------

                  Net earnings                                              $  1,087      $  1,038      $    938
                                                                            ========      ========      ========

Basic earnings per common share                                             $    .68      $    .64      $    .69
                                                                            ========      ========      ========

Diluted earnings per common share                                           $    .65      $    .59      $    .56
                                                                            ========      ========      ========

See accompanying notes to consolidated financial statements.

                          CAPITAL BANK & TRUST COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2000

                                                                                       (In Thousands)
                                                                            ------------------------------------
                                                                              2000          1999          1998
                                                                            --------      --------      --------

Net earnings                                                                $  1,087      $  1,038      $    938
                                                                            --------      --------      --------
Other comprehensive earnings (losses), net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during period, net of tax expense of $264,000
     and tax benefits of $400,000 and $14,000, respectively                      433          (654)          (23)
   Less:  reclassification adjustment for gains included in net
     earnings, net of tax expense of $1,000                                       --            --            (1)
                                                                            --------      --------      --------
                  Other comprehensive earnings (losses)                          433          (654)          (24)
                                                                            --------      --------      --------

                  Comprehensive earnings                                    $  1,520      $    384      $    914
                                                                            ========      ========      ========


See accompanying notes to consolidated financial statements.

                          CAPITAL BANK & TRUST COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2000

                                                                         (In Thousands)
                                          -----------------------------------------------------------------------------------
                                                                                                       Net
                                                                                                   Unrealized
                                                                                                   Gain (Loss)
                                                                                                  On Available-
                                          Preferred      Common                       Retained      For-Sale
                                            Stock         Stock         Surplus       Earnings     Securities        Total
                                          ---------     ---------      ---------      ---------   -------------    ---------
Balance December 31, 1997                 $      --     $   5,453      $   7,497      $     281     $      63      $  13,294

Issuance of 850 shares of
   common stock related to
   exercise of warrants                          --             3              5             --            --              8

Net change in unrealized gain on
   available-for-sale securities, net
   of taxes of $15,000                           --            --             --             --           (24)           (24)

Net earnings for the year                        --            --             --            938            --            938
                                          ---------     ---------      ---------      ---------     ---------      ---------

Balance December 31, 1998                        --         5,456          7,502          1,219            39         14,216

Issuance of 446,172 shares of
   common stock related to
   exercise of warrants                          --         1,785          2,677             --            --          4,462

Net change in unrealized gain on
   available-for-sale securities, net
   of taxes of $400,000                          --            --             --             --          (654)          (654)

Net earnings for the year                        --            --             --          1,038            --          1,038
                                          ---------     ---------      ---------      ---------     ---------      ---------

Balance December 31, 1999                        --         7,241         10,179          2,257          (615)        19,062

Issuance of 112,500 shares of
   common stock related to
   exercise of stock options                     --            --          1,225             --            --          1,225

Redemption of 112,500 stock
   options                                       --            --         (2,025)            --            --         (2,025)

Redemption of 250,000 shares of
   common stock                                  --        (1,000)        (3,500)            --            --         (4,500)

Net change in unrealized gain on
   available-for-sale securities, net
   of taxes of $264,000                          --            --             --             --           433            433

Net earnings for the year                        --            --             --          1,087            --          1,087
                                          ---------     ---------      ---------      ---------     ---------      ---------

Balance December 31, 2000                 $      --     $   6,241      $   5,879      $   3,344     $    (182)     $  15,282
                                          =========     =========      =========      =========     =========      =========


See accompanying notes to consolidated financial statements.

                          CAPITAL BANK & TRUST COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                        (In Thousands)
                                                                            ------------------------------------
                                                                              2000          1999          1998
                                                                            --------      --------      --------
Cash flows from operating activities:
   Interest received                                                        $ 12,913      $  9,567      $  7,824
   Fees received                                                                 431           297           227
   Interest paid                                                              (7,003)       (4,445)       (3,640)
   Cash paid to suppliers and employees                                       (4,966)       (4,288)       (3,023)
   Proceeds from loan sales                                                   21,614        32,097        40,101
   Originations of loans held for sale                                       (21,337)      (30,135)      (40,025)
   Income taxes paid                                                            (585)         (782)         (950)
                                                                            --------      --------      --------
              Net cash provided by operating activities                        1,067         2,311           514
                                                                            --------      --------      --------

Cash flows from investing activities:
   Purchase of available-for-sale securities                                  (1,385)      (14,685)      (19,606)
   Proceeds from sales of available-for-sale securities                           --            --           251
   Proceeds from maturities of available-for-sale securities                   1,275         7,041        19,595
   Loans made to customers, net of repayments                                (13,201)      (30,066)      (19,875)
   Purchase of premises and equipment                                         (3,277)         (940)         (449)
   Decrease (increase) in interest-bearing deposits in financial
     institutions                                                                (63)        2,036        (1,459)
   Expenditures on other real estate                                             (30)           (7)           --
   Proceeds from sale of other real estate                                       511            --            --
                                                                            --------      --------      --------
              Net cash used in investing activities                          (16,170)      (36,621)      (21,543)
                                                                            --------      --------      --------

Cash flows from financing activities:
   Net increase (decrease) in non-interest bearing, savings
     and NOW deposit accounts                                                 43,370        (3,224)       25,875
   Net increase (decrease) in time deposits                                     (255)       13,497        (1,562)
   Proceeds from sale of common stock                                             --         4,462             8
   Redemption of common stock and stock options                               (6,525)           --            --
   Proceeds from exercise of stock options                                     1,225            --            --
   Increase (decrease) in securities sold under repurchase
     agreements                                                                 (638)        2,183            --
   Net increase (decrease) in advances from Federal Home
     Loan Bank                                                                (8,275)        5,275         7,000
                                                                            --------      --------      --------
              Net cash provided by financing activities                       28,902        22,193        31,321
                                                                            --------      --------      --------

Net increase (decrease) in cash and cash equivalents                          13,799       (12,117)       10,292

Cash and cash equivalents at beginning of year                                 2,916        15,033         4,741
                                                                            --------      --------      --------

Cash and cash equivalents at end of year                                    $ 16,715      $  2,916      $ 15,033
                                                                            ========      ========      ========


See accompanying notes to consolidated financial statements.

                          CAPITAL BANK & TRUST COMPANY

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                       (In Thousands)
                                                                            ------------------------------------
                                                                              2000          1999          1998
                                                                            --------      --------      --------
Reconciliation of net earnings to net cash provided by
    operating activities:
     Net earnings                                                           $  1,087      $  1,038      $    938
     Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation, amortization and accretion                                125           112           124
         Provision for possible loan losses                                      792           450           280
         FHLB dividend reinvestment                                              (58)          (52)          (49)
         Provision for deferred income taxes                                    (207)         (102)          (53)
         Gain on sale of securities                                               --            --            (2)
         Loss on sale of other real estate                                        46            --            --
         Decrease (increase) in accrued interest receivable                     (168)         (327)            1
         Decrease (increase) in loans held for sale                             (104)        1,497          (354)
         Increase (decrease) in interest payable                                  (6)           75            47
         Increase in other assets                                               (653)         (354)         (207)
         Increase (decrease) in other liabilities                                255           (16)           80
         Decrease in accrued income taxes                                        (42)          (10)         (291)
                                                                            --------      --------      --------
           Total adjustments                                                     (20)        1,273          (424)
                                                                            --------      --------      --------

           Net cash provided by operating activities                        $  1,067      $  2,311      $    514
                                                                            ========      ========      ========



Supplemental Schedule of Non-Cash Activities:

   Unrealized gain (loss) on available-for-sale securities, net of tax expense of $264,000 and tax benefits of $400,000
       and $15,000, respectively                                            $    433      $   (654)     $    (24)
                                                                            ========      ========      ========

   Non-cash transfers from loans to other real estate                       $    618      $    395      $     --
                                                                            ========      ========      ========


See accompanying notes to consolidated financial statements.

                          CAPITAL BANK & TRUST COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Capital Bank & Trust Company and Subsidiaries are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the more significant policies.

         (A)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, CBTC Corporation and Capital Housing Improvement Projects, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (B)      NATURE OF OPERATIONS

                  Capital Bank & Trust Company is a state chartered bank which began operations on May 25, 1994. Capital Bank & Trust Company provides full banking services. As a state bank, the Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The area served by Capital Bank & Trust Company is Davidson and surrounding counties of Middle Tennessee. Services are provided at the main office in Nashville, Tennessee and four branches.

         (C)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for possible loan losses and the valuation of debt and equity securities and the related deferred taxes.

         (D)      LOANS

                  Loans are stated at the principal amount outstanding. Unearned discount, deferred loan fees net of loan acquisition costs, and the allowance for possible loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the loan. Unearned discount represents the unamortized amount of finance charges, principally related to certain installment loans. Interest income on most loans is accrued based on the principal amount outstanding.

                  The Bank follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

                  A loan is impaired when it is probable that the Bank will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for possible loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for possible loan losses.

                  The Bank's installment loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Bank are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.

                  The Bank considers all loans subject to the provisions of SFAS No. 114 that are on a nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower's financial condition, collateral, liquidation value, and other factors that affect the borrower's ability to pay.

                  Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for possible loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

                  Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Bank will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Bank's criteria for nonaccrual status.

                  Generally, the Bank also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

                  The Bank's charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

         (E)      ALLOWANCE FOR POSSIBLE LOAN LOSSES

                  The provision for possible loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for possible loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a quarterly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; (4) reviewing unfunded commitments; and (5) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

                  The allowance for possible loan losses consists of an allocated portion and an unallocated, or general portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (E)      ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

                  The allowance for possible loan losses is increased by provisions for possible loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management's determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

         (F)      LOANS HELD-FOR-SALE

                  Mortgage loans held for sale are reported at the lower of cost or market value, determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

         (G)      SECURITIES

                  The Bank accounts for securities under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No.
                  115), "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:

                           -        SECURITIES HELD-TO-MATURITY

                                    Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. No securities have been classified as securities held-to-maturity.

                           -        TRADING SECURITIES

                                    Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. No securities have been classified as trading securities.

                           -        SECURITIES AVAILABLE-FOR-SALE

                                    Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

                  The Bank has classified all its securities as securities available-for-sale.

                  Realized gains or losses from the sale of securities are recognized upon realization based upon the specific identification method.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (H)      PREMISES AND EQUIPMENT

                  Premises and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

                  Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

         (I)      LONG-LIVED ASSETS

                  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Bank has determined that no impairment loss need be recognized for its long-lived assets.

         (J)      CASH AND CASH EQUIVALENTS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. The Bank maintains deposits in excess of the Federal insurance amounts with other financial institutions. Management makes deposits only with financial institutions it considers to be financially sound.

         (K)      INCOME TAXES

                  Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                  The Company and its wholly-owned subsidiaries file a consolidated Federal income tax return.

         (L)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (M)      OTHER REAL ESTATE

                  Real estate acquired in the settlement of loans is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expense) or estimated fair value, less estimated cost to sell. Based on periodic evaluations by management, the carrying values are reduced by a direct charge to earnings when they exceed net realizable value. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

         (N)      RECLASSIFICATION

                  Certain reclassifications have been made to the 1999 and 1998 figures to conform to the presentation for 2000.

         (O)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

                  In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The detail of loans at December 31, 2000 and 1999 is as follows:

                                                                        (In Thousands)
                                                                  --------------------------
                                                                    2000              1999
                                                                  --------          --------
                  Commercial, financial and agricultural          $ 69,402          $ 53,832
                  Installment                                        4,629             4,213
                  Real estate - mortgage                            34,269            33,572
                  Real estate - construction                         8,289            12,625
                                                                  --------          --------
                                                                   116,589           104,242
                  Allowance for possible loan losses                 1,886             1,330
                                                                  --------          --------
                                                                  $114,703          $102,912
                                                                  ========          ========

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         The principal maturities on loans at December 31, 2000 are as follows:

                                                                  (In Thousands)
                                 -------------------------------------------------------------------------------
                                 Commercial,
                                  Financial
                                     and                          Real Estate -     Real Estate-
             Maturity            Agricultural     Installment       Mortgage        Construction          Total
         ----------------        ------------     -----------     -------------     ------------        --------
         3 months or less          $ 10,066         $    584         $  2,917         $  2,076          $ 15,643
         3 to 12 months              12,101              747            6,813            6,141            25,802
         1 to 5 years                42,735            3,298           16,683               72            62,788
         Over 5 Years                 4,500               --            7,856               --            12,356
                                   --------         --------         --------         --------          --------
                                   $ 69,402         $  4,629         $ 34,269         $  8,289          $116,589
                                   ========         ========         ========         ========          ========

         At December 31, 2000, variable rate and fixed rate loans total $53,658,000 and $62,931,000, respectively. At December 31, 1999, variable rate and fixed rate loans total $41,331,000 and $62,911,000, respectively.

         In the normal course of business, the Bank has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $1,195,000 and $1,242,000 at December 31, 2000 and 1999, respectively. As of December 31, 2000, none of these loans were restructured, nor were any related party loans charged off in 2000 and 1999.

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                            (In Thousands)
                                                      --------------------------
                                                             December 31,
                                                      --------------------------
                                                        2000              1999
                                                      --------          --------
                  Balance, January 1                  $  1,242          $  1,194
                  New loans during the year                411               693
                  Repayments during the year              (458)             (645)
                                                      --------          --------
                  Balance, December 31                $  1,195          $  1,242
                                                      ========          ========

         In 2000, 1999 and 1998, the Bank originated loans for sale in the secondary market approximating $21,337,000, $30,135,000 and $40,025,000, respectively. Under normal terms, the Bank may be required, in the event of default, to repurchase loans sold for a period of one year. At December 31, 2000, the Bank had not been required to repurchase any of the loans originated by the Bank and sold in the secondary market. The gain on sale of these loans totaled $381,000, $465,000 and $430,000 in 2000, 1999 and 1998, respectively.
         Management expects no loss to result from these recourse provisions.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Loans which have been placed on non-accrual status totaled $1,447,000 and $438,000 at December 31, 2000 and 1999, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $34,000, $20,000 and $6,000 in 2000, 1999 and 1998,
         respectively.

         Transactions in the allowance for possible loan losses of the Bank for the years ended December 31, 2000, 1999 and 1998 are summarized as follows:

                                                                         (In Thousands)
                                                          --------------------------------------------
                                                            2000              1999              1998
                                                          --------          --------          --------
                  Balance - beginning of period           $  1,330          $  1,026          $    795
                  Provision charged to operating
                    expense                                    792               450               280
                  Loans charged off                           (247)             (151)              (51)
                  Recoveries                                    11                 5                 2
                                                          --------          --------          --------
                  Balance - end of year                   $  1,886          $  1,330          $  1,026
                                                          ========          ========          ========

         The Bank's principal customers are basically in the Middle Tennessee area with a concentration in Davidson County. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 2000 and 1999 were as follows:

                                                   (In Thousands)
                                               ----------------------
                                                2000            1999
                                               ------          ------
                  Recorded investment          $1,433          $  438
                  Loan loss reserve            $  404          $  118

         The average recorded investment in impaired loans for the years ended December 31, 2000 and 1999 was $580,000 and $175,000, respectively. There was no interest income recognized on these loans during 2000 and 1999 for the period that such loans were impaired.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the balance sheet according to management's intent. The Bank's classification of securities at December 31 was as follows:

                                                                                   (In Thousands)
                                                              ----------------------------------------------------------
                                                                             Securities Available-For-Sale
                                                              ----------------------------------------------------------
                                                                                        2000
                                                              ----------------------------------------------------------
                                                                               Gross           Gross           Estimated
                                                              Amortized      Unrealized      Unrealized         Market
                                                                 Cost           Gains          Losses            Value
                                                              ---------      ----------      ----------        ---------
                  U.S. Treasury and other U.S.
                    government agencies and
                    corporations                               $21,031          $ 16          $   267          $20,780
                  Obligations of states and political
                    subdivisions                                 1,103            14                4            1,113
                  Mortgage-backed securities                     3,112             5               58            3,059
                  Corporate and other securities                 1,038            --               --            1,038
                                                               -------          ----          -------          -------

                                                               $26,284          $ 35          $   329          $25,990
                                                               =======          ====          =======          =======

                                                                                   (In Thousands)
                                                              ----------------------------------------------------------
                                                                           Securities Available-For-Sale
                                                              ----------------------------------------------------------
                                                                                        1999
                                                              ----------------------------------------------------------
                                                                               Gross           Gross           Estimated
                                                              Amortized      Unrealized      Unrealized         Market
                                                                 Cost           Gains          Losses            Value
                                                              ---------      ----------      ----------        ---------
                  U.S. Treasury and other U.S.
                    government agencies and
                    corporations                               $20,081          $ --          $   830          $19,251
                  Obligations of states and political
                    subdivisions                                 1,102            --               34            1,068
                  Mortgage-backed securities                     3,889             1              128            3,762
                  Corporate and other securities                   845            --               --              845
                                                               -------          ----          -------          -------

                                                               $25,917          $  1          $   992          $24,926
                                                               =======          ====          =======          =======

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt and equity securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        (In Thousands)
                                                                  --------------------------
               Securities Available-For-Sale
               -----------------------------                                      Estimated
                                                                                    Market
                                                                    Cost            Value
                                                                  --------        ---------
               Due after one year through five years              $ 12,135         $ 12,057
               Due after five years through ten years                6,297            6,289
               Due after ten years                                   3,702            3,547
               Mortgage-backed securities                            3,112            3,059
               Federal Home Loan Bank stock                            844              844
               The Bankers Bank stock                                  194              194
                                                                  --------         --------
                                                                  $ 26,284         $ 25,990
                                                                  ========         ========

         Included within the securities portfolio is stock of the Federal Home Loan Bank amounting to $844,000 and $771,000 at December 31, 2000 and 1999, respectively, and stock of The Bankers Bank amounting to $194,000 and $74,000 at December 31, 2000 and 1999, respectively. The stock can be sold back only at par and only to the respective financial institution or to another member institution.

         At December 31, 2000, the Bank had two securities with market (carrying) values totaling $683,000 and amortized costs of $689,000 which did not meet the stress test typically applied to securities. To meet the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases.

         Results from sales and calls of debt and equity securities are as follows:

                                                              (In Thousands)
                                                       -----------------------------
                                                       2000         1999        1998
                                                       ----         ----        ----
                  Gross proceeds                       $ --         $ --        $251
                                                       ====         ====        ====

                  Gross realized gains                 $ --         $ --        $  2
                  Gross realized losses                  --           --          --
                                                       ----         ----        ----

                           Net realized gains          $ --         $ --        $  2
                                                       ====         ====        ====

         Securities carried in the balance sheet of approximately $17,641,000 (amortized cost of $17,876,000) and $22,179,000 (amortized cost of $23,105,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2000 and 1999, respectively.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Included in the securities above are $1,113,000 (amortized cost of $1,103,000) and $1,068,000 (amortized cost of $1,102,000) at December
         31, 2000 and 1999, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $2,161,000 (approximate market value of $2,118,000) and $2,576,000
         (approximate market value of $2,485,000) at December 31, 2000 and 1999, respectively.

(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2000 and 1999 is as follows:

                                                                                   (In Thousands)
                                                                             --------------------------
                                                                               2000              1999
                                                                             --------          --------
                  Land                                                       $  1,092          $    261
                  Buildings                                                     2,075                --
                  Leasehold improvements                                          911               910
                  Furniture and fixtures                                          518               365
                  Equipment                                                       985               713
                  Construction in process                                          67               122
                                                                             --------          --------
                                                                                5,648             2,371
                  Less accumulated depreciation                                (1,086)             (767)
                                                                             --------          --------
                                                                             $  4,562          $  1,604
                                                                             ========          ========

(5)      DEPOSITS

         Deposits at December 31, 2000 and 1999 are summarized as follows:

                                                                                   (In Thousands)
                                                                             --------------------------
                                                                               2000              1999
                                                                             --------          --------
                  Demand deposits                                            $ 10,535          $ 11,108
                  Savings deposits                                                985               838
                  Negotiable order of withdrawal                               11,167             4,324
                  Money market demand accounts                                 67,056            30,103
                  Certificates of deposit and individual retirement
                    accounts $100,000 or greater                               24,659            21,744
                  Other certificates of deposit                                28,144            31,484
                  Other individual retirement accounts                          1,547             1,377
                                                                             --------          --------

                                                                             $144,093          $100,978
                                                                             ========          ========

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(5)      DEPOSITS, CONTINUED

         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2000 are as follows:

                                                        (In Thousands)
                                        ----------------------------------------------
                                        Single Deposits  Single Deposits
                      Maturity           Under $100,000   Over $100,000         Total
                  ----------------      ---------------  ---------------      --------
                  3 months or less          $  9,802         $ 11,983         $ 21,785
                  3 to 6 months                4,155            2,451            6,606
                  6 to 12 months               2,696            3,921            6,617
                  1 to 5 years                13,038            6,304           19,342
                                            --------         --------         --------
                                            $ 29,691         $ 24,659         $ 54,350
                                            ========         ========         ========

         At December 31, 2000 certificates of deposit and other deposits in denominations of $100,000 or more amounted to $73,246,000 as compared to $45,714,000 at December 31, 1999.

         The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2000 and 1999 was approximately $212,000 and $250,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 2000 and 1999 was $2,425,000 and $2,878,000, respectively. The average daily balance outstanding during 2000 and 1999 was $1,884,000 and $796,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from the Federal Home Loan Bank at December 31, 2000 and 1999 consist of the following:

                                                                (In Thousands)
                                                          ------------------------
                                                                 December 31
                                                          ------------------------
                     Interest Rate                         2000              1999
                     -------------                        -------          -------
                          5.48%                           $ 5,000          $ 5,000
                          6.00%                                --            5,275
                          6.14%                                --            3,000
                                                          -------          -------
                                                          $ 5,000          $13,275
                                                          =======          =======

         Advances from the Federal Home Loan Bank of $5,000,000 at December 31, 2000 mature in 2008.

         These advances are collateralized by approximately $6,750,000 of the Bank's mortgage loan portfolio.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998


(8)      INCOME TAXES

         The components of the net deferred income tax asset are as follows:

                                                               (In Thousands)
                                                          -----------------------
                                                                December 31
                                                          -----------------------
                                                           2000             1999
                                                          ------           ------
                  Deferred tax asset:
                    Federal                               $  708           $  738
                    State                                    133              139
                                                          ------           ------
                                                             841              877
                                                          ------           ------

                  Deferred tax liability:
                    Federal                                  (62)             (44)
                    State                                    (12)              (8)
                                                          ------           ------
                                                             (74)             (52)
                                                          ------           ------

                                                          $  767           $  825
                                                          ======           ======

         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                (In Thousands)
                                                                            ----------------------
                                                                             2000            1999
                                                                            ------          ------
                  Financial statement allowance for loan
                    losses in excess of the tax allowance                   $  667          $  469

                  Excess of depreciation deducted in the
                    financial statements over the amounts
                    deducted for tax purposes                                   34              24

                  Financial statement deduction for deferred
                    compensation in excess of deduction for
                    tax purposes                                                28               8

                  Financial statement income on FHLB stock
                    dividends not recognized for tax purposes                  (74)            (52)

                  Unrealized loss on securities available-for-sale             112             376
                                                                            ------          ------

                                                                            $  767          $  825
                                                                            ======          ======

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(8)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:

                                                                          (In Thousands)
                                                                ----------------------------------
                                                                2000           1999           1998
                                                                ----           ----           ----
                  Current:
                    Federal                                     $324           $621           $549
                    State                                         62            118            102
                                                                ----           ----           ----
                                                                 386            739            651
                                                                ----           ----           ----

                  Deferred:
                    Federal                                     (174)           (86)           (44)
                    State                                        (33)           (16)            (9)
                                                                ----           ----           ----
                                                                (207)          (102)           (53)
                                                                ----           ----           ----

                           Actual tax expense                   $179           $637           $598
                                                                ====           ====           ====

         A reconciliation of actual income tax expense of $179,000, $637,000 and $598,000 for the years ended December 31, 2000, 1999 and 1998, respectively, to the "expected" tax expense (computed by applying the statutory Federal income tax rate of 34% to earnings before income taxes) is as follows:

                                                                          (In Thousands)
                                                                ----------------------------------
                                                                2000           1999           1998
                                                                ----           ----           ----
                  Computed "expected" tax expense               $430           $570           $522
                  State income taxes, net of Federal
                    income tax benefit                            19             67             62
                  Disallowed expenses                              8              8              8
                  Tax exempt interest, net of interest
                    expense exclusion                            (14)           (11)            (6)
                  Compensation deduction related to
                    non-qualified stock option plan             (272)            --             --
                  Other items, net                                 8              3             12
                                                                ----           ----           ----

                            Actual tax expense                  $179           $637           $598
                                                                ====           ====           ====

         Total income tax expense for 1998 includes tax expense of $1,000 related to the gain on sale of securities. There were no sales of securities in 2000 and 1999.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(9)      PROFIT-SHARING PLAN

         The Bank has in effect a 401(K) profit sharing plan for the benefit of its employees. Employees eligible to participate in the plan are those at least 21 years old and who have completed 1,000 hours of service. Those employees who were employed on the Plan's effective date do not have to satisfy the eligibility requirements. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2000, 1999 and 1998, the Bank contributed $86,000, $75,000 and $54,000, respectively, to the plan.

(10)     COMMITMENT AND CONTINGENCIES AND RELATED PARTY TRANSACTIONS

         The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position.

         During 1994, the Bank entered into an operating lease agreement for the building in which the Bank operates. The agreement is for a period of ten years with the Bank having the right of first refusal at the end of the lease to renew and extend the term at the then prevailing fair market value of the premises. The terms of the lease required an initial payment of $40,000 which is being amortized over the term of the lease. During 1996, the Bank entered into an operating lease agreement for facilities related to the operation of a new branch. The agreement is for a period of five years and can be renewed for up to four consecutive five year terms. During the year ended December 31, 1998, the Bank entered into several operating lease agreements for facilities related to the operation of a new branch, mortgage loan department, and operations center. The agreement related to the new branch is for a period of ten years and can be renewed for up to two consecutive five-year terms. The mortgage loan department's lease agreement is for a two-year period, and the agreement for the operations center is for a five-year period. During the year ended December 31, 2000, the Bank renewed the operating lease agreement for the mortgage loan department for forty-seven months.

         The Bank also entered into operating lease agreements for three automobiles. The automobile leases are normally for a period of three years.

         Minimum future rental payments required under the terms of the leases are as follows:

                                                 (In Thousands)
                  -----------------------------------------------------------------------
                  Year Ending                        Other
                  December 31,       Building      Facilities      Vehicles         Total
                  ------------       --------      ----------      --------        ------
                     2001              $ 141          $ 146          $ 20          $  307
                     2002                141            124            14             279
                     2003                141            129             4             274
                     2004                 11             59            --              70
                     2005                 --             55            --              55
                  Later Years             --            146            --             146
                                       -----          -----          ----          ------
                                       $ 434          $ 659          $ 38          $1,131
                                       =====          =====          ====          ======

         Total rent expense under the leases amounted to $345,000, $333,000 and $236,000, respectively, during the years ended December 31, 2000, 1999 and 1998.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(10)     COMMITMENT AND CONTINGENCIES AND RELATED PARTY TRANSACTIONS, CONTINUED

         The operations center lease payments are to a director of the Bank. The amount paid for this lease was $50,000 and $46,000 during the years ended December 31, 2000 and 1999, respectively.

         In 1998 and for two months of 1999 the Bank utilized a company partially owned by the Bank's former Chairman of the Board for data processing services. The amount paid for these services during the years ended December 31, 1999 and 1998, respectively, was 22,000 and $89,000.

         During 2000, the Bank acquired 250,000 shares of common stock at a price of $18.00 per share from its then largest shareholder. In addition, the shareholder exercised all of his options for 112,500 shares at a total exercise price of $1,225,000. The Bank then acquired these shares at $18.00 per share. The net effect of these transactions was to reduce the total capital of the Bank by $5,300,000.

(11)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                      (In Thousands)
                                                                -------------------------
                                                                  2000             1999
                                                                --------         --------
                  Financial instruments whose contract
                    amounts represent credit risk:
                       Commercial loan commitments              $  4,919         $  8,080
                       Unfunded lines-of-credit                   10,034            9,489
                       Letters of credit                             933            1,063
                                                                --------         --------
                              Total                             $ 15,886         $ 18,632
                                                                ========         ========

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral normally consists of real property.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(12)     CONCENTRATION OF CREDIT RISK

         Practically all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Practically all such customers are depositors of the Bank. Investment in state and municipal securities also include governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in note 2 to the financial statements.

(13)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Bank is subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions. Failure to meet capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that could, in that event, have a direct material effect on the institution's financial statements. The relevant regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank's capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Bank's capital status and the amount of dividends the Bank may distribute.

         The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Bank is required to have minimum Tier I and Total Capital ratios of 4.0% and 8.0%, respectively. The actual ratios at that date were 12.4% and 13.7%, respectively, at December 31, 2000 and 18.9% and 20.1%, respectively, at December 31, 1999. The leverage ratios at December 31, 2000 and 1999 were 9.4% and 14.9%, respectively, and the minimum requirement was 4.0%.

         As of December 31, 2000, the most recent notification from the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

(14)     DEFERRED COMPENSATION PLAN

         The Bank provides its directors a deferred compensation plan. The plan was established in 1999 to reward the directors for past performance and to provide retirement and death benefits. There were nine directors participating in the plan at December 31, 2000.

         The plan provides retirement benefits for a period of 120 months after the director reaches the age of 65. The Bank has purchased insurance policies to provide the benefits listed above. The insurance policies remain the sole property of the Bank and are payable to the Bank. At December 31, 2000 and 1999, the deferred compensation liability totaled $72,000 and $21,000, respectively, the cash surrender value of life insurance was $776,000 and $385,000, respectively, and the face amount of the insurance policies in force approximated $6,625,000 and $6,555,000 in 2000 and 1999, respectively. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(15)     STOCK OPTION PLAN

         In April, 1995, the stockholders of the Bank approved the Capital Bank & Trust 1995 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 150,000 shares of common stock, to officers of the Bank and up to 100,000 shares of common stock to the Directors of the Bank.

         During 2000 and 1999, the Bank granted several key employees options to purchase a total of 4,000 and 17,000 shares of common stock, respectively.

         Under the Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options, and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

         Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation" sets forth the methods for recognition of cost of plans similar to those of the Bank. As is permitted, management has elected to continue accounting for the plan under APB Opinion 25 and related Interpretations in accounting for its plan. However, under SFAS No. 123, the Bank is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Bank's net earnings, basic earnings per common share and diluted earnings per common share would have been reduced to the proforma amounts indicated below.

                                                                   In Thousands,
                                                             Except Per Share Amounts
                                                            --------------------------
                                                             2000       1999      1998
                                                            ------     ------     ----
           Net earnings                 As Reported         $1,087     $1,038     $938
                                        Proforma            $1,076     $1,038     $917

           Basic earnings per           As Reported         $  .68     $  .64     $.69
               common share             Proforma            $  .68     $  .64     $.67

           Diluted earnings per         As Reported         $  .65     $  .59     $.56
               common share             Proforma            $  .65     $  .59     $.54

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(15)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 2000, 1999 and 1998 is as follows:

                                                      2000                           1999                         1998
                                            -------------------------       ----------------------       ----------------------
                                                            Weighted                      Weighted                     Weighted
                                                            Average                       Average                      Average
                                                            Exercise                      Exercise                     Exercise
                                             Shares          Price          Shares         Price         Shares         Price
                                            --------        --------        -------       --------       -------       --------
            Outstanding at
              beginning of year              312,000         $10.81         295,000        $10.34        295,000        $10.34
            Granted                            4,000          18.00          17,000         19.00             --            --
            Exercised                       (112,500)        (10.89)             --            --             --            --
            Forfeited                             --             --              --            --             --            --
                                            --------         ------         -------        ------        -------        ------
            Outstanding at end of
              year                           203,500         $10.91         312,000        $10.81        295,000        $10.34
                                            ========         ======         =======        ======        =======        ======

            Options exercisable at
              year end                       185,900                        295,000                      295,000
                                            ========                        =======                      =======

         The following table summarizes information about fixed stock options outstanding at December 31, 2000:

                                       Options Outstanding               Options Exercisable
                            ----------------------------------------   -----------------------
                                                           Weighted
                                            Weighted       Average                    Weighted
              Range of         Number       Average       Remaining      Number       Average
              Exercise      Outstanding     Exercise     Contractual   Exercisable    Exercise
               Prices       at 12/31/00      Price           Life      at 12/31/00     Price
              --------      -----------     --------     -----------   -----------    --------
              $ 10.00         182,500       $ 10.00        5 years       182,500      $ 10.00
              $ 18.00           4,000       $ 18.00       10 years            --           --
              $ 19.00          17,000       $ 19.00        9 years         3,400      $ 19.00
                              -------                                    -------
                              203,500                                    185,900
                              =======                                    =======

         See note 10 to the financial statements for redemption of stock options during 2000.

(16)     EARNINGS PER SHARE

         Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" sets forth uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Bank the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options and warrants.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(16)     EARNINGS PER SHARE, CONTINUED

         The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                                                  In Thousands,
                                                                               Except Share Amounts
                                                                --------------------------------------------------
                                                                   2000                1999                1998
                                                                ----------          ----------          ----------
            Basic EPS Computation:
              Numerator - Earnings available to
                 common stockholders                            $    1,087          $    1,038          $      938
                                                                ----------          ----------          ----------
              Denominator - Weighted average number
                 of common shares outstanding                    1,589,233           1,631,821           1,363,641
                                                                ----------          ----------          ----------
                       Basic earnings per common share          $      .68          $      .64          $      .69
                                                                ==========          ==========          ==========

            Diluted EPS Computation:
              Numerator - Earnings available to common
                 stockholders                                   $    1,087          $    1,038          $      938
                                                                ----------          ----------          ----------
              Denominator:
                 Weighted average number of common
                   shares outstanding                            1,589,233           1,631,821           1,363,641
                 Dilutive effect of stock options and
                   warrants                                         73,545             132,333             321,513
                                                                ----------          ----------          ----------
                                                                 1,662,778           1,764,154           1,685,154
                                                                ----------          ----------          ----------
                       Diluted earnings per common
                         share                                  $      .65          $      .59          $      .56
                                                                ==========          ==========          ==========

         The effect from assumed exercise of 3,400 stock options was not included in the computation of diluted earnings per common share for 2000 because such shares would have had an antidulitive effect on earnings.

(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS No. 107), requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

                  Cash and short-term investments

                           For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                  Securities

                           The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                           SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.

                  Loans

                           Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

                           The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.

                           The estimated maturity for mortgages is modified from the contractual terms to give consideration to management's experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.

                           The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the bank's internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.

                  Loans Held for Sale

                           These instruments are carried in the consolidated balance sheet at the lower of cost or market value. The fair value of these instruments are based on subsequent liquidation values of the instruments which did not result in any significant gains or losses.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                  Deposit Liabilities

                           The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of SFAS No. 107 the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                  Securities Sold Under Repurchase Agreements

                           The securities sold under repurchase agreements are payable upon demand. For this reason the carrying amount is a reasonable estimate of fair value.

                  Advances from Federal Home Loan Bank

                           The fair value of these advances is estimated by discounting the future payments using the current rates at which similar advances could be obtained for the same remaining average maturities.

                  Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                           Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2000 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                  Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written, Continued

                           The carrying value and estimated fair values of the Bank's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                                       In Thousands
                                                                     ------------------------------------------------
                                                                              2000                      1999
                                                                     ----------------------    ----------------------
                                                                     Carrying                  Carrying
                                                                      Amount     Fair Value     Amount     Fair Value
                                                                     --------    ----------    --------    ----------
                             Financial assets:
                               Cash and short-term investments       $ 17,211     $ 17,211     $  3,349     $  3,349
                               Securities                              25,990       25,990       24,926       24,926

                               Loans                                  116,589                   104,242
                               Less: allowance for loan losses          1,886                     1,330
                                                                     --------                  --------
                                    Loans, net of allowance           114,703      113,656      102,912      102,113
                                                                     --------                  --------

                               Loans held for sale                        765          765          661          661

                             Financial liabilities:
                               Deposits                               144,093      144,575      100,978      100,958
                               Securities sold under repurchase
                                  agreements                            1,545        1,545        2,183        2,183
                               Advances from Federal Home Loan
                                  Bank                                  5,000        4,800       13,275       13,106

                             Unrecognized financial instruments:
                                  Commitments to extend credit             --           --           --           --
                                  Standby letters of credit                --           --           --           --

                  Limitations

                           Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                          CAPITAL BANK & TRUST COMPANY

                        DECEMBER 31, 2000, 1999 AND 1998

(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                  Limitations, Continued

                           Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a Bank has a mortgage department that contributes net fee income annually. The mortgage department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and premises, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                    CAPITAL BANK & TRUST COMPANY INFORMATION

                          CAPITAL BANK & TRUST COMPANY

                        DIRECTORS AND EXECUTIVE OFFICERS

R. Rick Hart, Chairman, President & CEO; John W. Gregory, Jr., Executive Vice President; H. Edward Jackson, III, Executive Vice President; Robert P. Alexander, Sr.; Clenna G. Ashley; Frances Caldwell Jackson; Albert J. Dale, III; Robert W. Doyle; H. Newton Lovvorn, Jr., M.D.; Michael D. Shmerling; and Sally
P. Kimble, Senior Vice President and Chief Financial and Accounting Officer.

                         Common Stock Market Information

The common stock of Capital Bancorp, Inc. is not listed or traded on an exchange but its is traded from time to time in the local over-the-counter market. The number of stockholders of record at December 31, 2000 was approximately 600. Based solely on information made available to the Bank from limited numbers of buyers and sellers, the Bank believes that the following table sets forth the quarterly range of sale prices for the Bank's stock during the years 2000 and 1999.

                                  STOCK PRICES

    2000                        High                          Low
                               ------                       ------
Fourth Quarter                 $15.00                       $15.00
Third Quarter                   17.00                        15.50
Second Quarter                  17.75                        17.75
First Quarter                   18.00                        17.75

    1999
Fourth Quarter                 $18.50                       $18.00
Third Quarter                   19.00                        18.75
Second Quarter                  19.50                        19.25
First Quarter                   19.75                        19.50

                     ANNUAL MEETING AND INFORMATION CONTACTS

The Annual Meeting of Stockholders will be held in the Community Room of Capital Bank & Trust Company at 4:30 p.m., Local Time in Nashville, Tennessee, on April 24, 2001, at 1816 Hayes Street, Nashville, Tennessee 37203.

For further information concerning Capital Bancorp, Inc. or its subsidiaries, or to obtain a copy of the Bank's Annual Report on Form 10-K as filed with the Federal Deposit Insurance Corporation which is available without charge to stockholders, please contact Sally P. Kimble, Senior Vice President and Chief Financial Officer of Capital Bank & Trust, P.O. Box 24120, Nashville, Tennessee 37202, Phone (615) 327-9000.

                      CAPITAL BANK & TRUST COMPANY OFFICES

Main Office of the Bank                      1820 West End Avenue
                                             Nashville, Tennessee 37203

Branch:                                      Downtown Branch
                                             222 4th Avenue North
                                             Nashville, Tennessee 37219

Branch:                                      Green Hills Branch
                                             2200 Abbott Martin Road
                                             Nashville, Tennessee 37215

Branch:                                      Goodlettsville Branch
                                             140 Long Hollow Pike
                                             Goodlettsville, Tennessee 37072

Branch:                                      Hendersonville Branch
                                             370 East Main Street
                                             Hendersonville, Tennessee 37075

Branch:                                      Hermitage Branch
(Under construction)                         4422 Lebanon Road
                                             Hermitage, Tennessee 37076

Operations Center:                           1816 Hayes Street
                                             Nashville, Tennessee 37203

                              FOR MORE INFORMATION:

                          CAPITAL BANK & TRUST COMPANY
                                 P. O. Box 24120
                           Nashville, Tennessee 37203
                                 (615) 327-9000